EXHIBIT 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER 2015 RESULTS

ST. LOUIS, February 9, 2015 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the “Company”) today reported its operating results for the first quarter ended December 31, 2014 (Q1 2015).
The Q1 2014 results are presented on a Continuing Operations – As Adjusted basis as described in previous releases. All references to Continuing Operations exclude Aclara Technologies LLC, which was divested on March 28, 2014. Aclara’s Q1 2014 results are presented as Discontinued Operations.

EPS Summary

EPS for Q1 2015 was $0.41 per share, reflecting a 21 percent increase over Q1 2014 EPS from Continuing Operations – As Adjusted of $0.34 per share, and a 24 percent increase over Q1 2014 GAAP EPS of $0.33 per share. Management previously provided Q1 2015 EPS guidance in the range of $0.28 to $0.33 per share.

Continuing Operations Highlights

•
Q1 2015 sales decreased $4 million, or 3 percent to $120 million compared to $124 million in Q1 2014. Utility Solutions Group (USG, or Doble) sales increased $4 million (14 percent), Filtration sales decreased $8 million (14 percent), and Test sales were consistent in both periods;

•
Q1 2015 gross margin increased to 41.6 percent compared to 40.3 percent in Q1 2014, driven by the significant increase in Doble sales which included new international customers, new hardware and software applications including DobleARMS®, and additional services;

•
The effective tax rate in Q1 2015 was 26.7 percent compared to 35.7 percent in Q1 2014. The Q1 2015 rate was favorably impacted by the December 2014 extension of the research credit which provided a $0.9 million cumulative tax benefit reducing the tax rate by 6.4 percentage points;

•	The Q1 2015 projected tax rate was 35 percent compared to the 26.7 percent reported. The better than expected tax rate generated approximately $0.05 of EPS in Q1 2015;
•	Q1 2015 Orders were $152 million (book-to-bill of 1.26x) resulting in an order backlog of $335 million at December 31, 2014, reflecting a $32 million, or 10 percent increase during the quarter;
•
 Test orders were a record $60 million (book-to-bill of 1.53x) and included a $10 million automotive chamber in China. Filtration orders were $64 million (book-to-bill of 1.35x) and included additional orders from KAZ, and significant aerospace and Space orders. Doble’s orders were $28 million (book-to-bill of 0.83x) consistent with its historical quarterly profile;

•	Net debt at December 31, 2014 was $21 million ($39 million of cash and $60 million of borrowings);
•	During Q1 2015, the Company returned $8.5 million to shareholders through dividends ($2.1 million) and share repurchases ($6.4 million, and 183,000 shares).
Chairman’s Commentary – FY 2014
Vic Richey, Chairman and Chief Executive Officer, commented, “I’m very pleased with our start to the year as we beat our internal targets on EBIT, EPS, cash flow and orders. As a result, we beat the top end of our EPS range by $0.08, with $0.03 coming from operations, and another $0.05 from the improved tax rate.
“Doble was one of the bright spots in Q1 as we increased sales 14 percent and delivered a solid EBIT margin. Doble’s Q1 performance was better than expected across all platforms: the international business led by the project in Saudi Arabia was strong; sales of our F-Series protection suite products were higher than projected; and, our software and services business came in well ahead of expectations. We continue to be excited about Doble’s prospects in all of these areas.
“Filtration’s EBIT came in nearly 10 percent ahead of plan led by the strength of PTI’s commercial aerospace business. As we entered the year, Q1 sales were projected to be lower than last year due to the previously communicated delays on the SLS program at Vacco and the KAZ program at TEQ. We remain on track to meet our commitments in Filtration.
“The Test business came in lower than expected during the Quarter on both sales and EBIT due to several projects not getting completed as scheduled. We expect to catch-up on these projects during the course of the year. The $60 million in orders clearly bodes well for our future and validates our global leadership position evidenced by the highly competitive automotive chamber win in China.
 “As announced earlier, we completed the ENOSERV acquisition in January, which is complementary to Doble, and serves a growing utility market segment. We continue looking at additional opportunities and feel confident we will be successful in adding to our existing portfolio. Acquisitions are key to supplementing our growth, and we will remain disciplined in this area to ensure we can generate an attractive return on these investments.
“During the Quarter, we continued to opportunistically repurchase our shares and we remain committed to our defined Capital Allocation Strategy.
“We have a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Discontinued Operations

The Company completed the Aclara divestiture on March 28, 2014 and used the proceeds to significantly pay down its outstanding debt. The results of operations for Aclara prior to its divestiture are reflected in the financial statements as Discontinued Operations. While no activity was recorded in Q1 2015, the Company and the buyer have not yet reached agreement on the final working capital adjustment.

Share Repurchase

During Q1 2015, the Company spent $6.4 million to repurchase 183,000 shares on the open market. Subsequent to Quarter end, in January 2015, the Company spent $3.5 million to repurchase an additional 100,000 shares, bringing the 2015 year-to-date share repurchase total to $9.9 million and 283,000 shares.
The Company’s current share repurchase authorization extends through September 30, 2015.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 16, 2015 to stockholders of record on April 2, 2015.

Business Outlook – Fiscal Year 2015 (and 3 Year)

Management’s expectations for 2015 remain consistent with the guidance presented in the November 13, 2014 release, with the exception being a change to the effective tax rate now expected to be 34 percent.
On a quarterly basis, Management continues to expect 2015 revenues and EPS to reflect a profile similar to 2014, including EPS being more second half weighted.
Second quarter 2015 EPS is expected to be in the range of $0.27 to $0.32 per share. This expected range is lower than Q1 2015, and reflects:
•	Increased EBIT contributions from Filtration and Test;
•	Lower EBIT from Doble as its Q1 performance was exceptional, which is expected to normalize its 6 month YTD EBIT margin;
•	Higher Corporate costs reflecting additional professional fees incurred in support of specific acquisition activities, including the ENOSERV transaction; and,
•	A higher effective tax rate that is more comparable to the expected annual tax rate of 34 percent.
Management continues to see sales, EBIT, and EPS growth across the business segments consistent with the three-year expectations communicated in the Company’s September 9, 2014 Analyst Day Presentation (included on the Company’s website).

Conference Call

The Company will host a conference call today, February 9, at 4:00 p.m. Central Time, to discuss the Company’s first quarter 2015 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 38774740).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected 2015 and beyond revenue and sales growth, EBIT, corporate costs, the timing of Test projects, effective tax rates, EPS, the Company’s ability to increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of growth opportunities in the future, the specific actions initiated as a result of the Capital Allocation Strategy including but not limited to the declaration of dividends and share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations.
The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014; and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of profit improvement initiatives and restructuring activities.
Non-GAAP Financial Measures
The financial measures EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” as GAAP EPS less the Filtration segment restructuring charges (representing $0.01 per share during the first quarter of 2014). EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, and delivery companies and industrial power users worldwide. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
- tables attached –

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013

Net Sales	$120,547	124,450

Cost and Expenses:
Cost of sales	70,420	74,281
Selling, general and administrative expenses	33,504	33,872
Amortization of intangible assets	1,873	1,686
Interest expense	195	692
Other (income) expenses, net	(221)	179
Total costs and expenses	105,771	110,710

Earnings before income taxes	14,776	13,740
Income taxes	3,948	4,908

Net earnings from continuing operations	10,828	8,832

Earnings from discontinued operations, net of tax
expense of $1,306	0	2,357
Net earnings	$10,828	11,189

Earnings per share:
Diluted - GAAP
Continuing operations	0.41	0.33
Discontinued operations	0.00	0.09
Net earnings	$0.41	0.42

Diluted - As Adjusted Basis
Continuing operations	$0.41	0.34	(1)

Average common shares O/S:
Diluted	26,386	26,738

(1)	Adjusted basis includes $0.2 million (or $0.01 per share) of add back adjustments for restructuring charges incurred at Crissair during the first quarter of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31, GAAP		Adjustments		Three Months Ended December 31, As Adjusted
	2014	2013	2014	2013	2014	2013
Net Sales

Filtration	$47,511	55,478			47,511	55,478
Test	39,421	39,477			39,421	39,477
Utility Solutions Group	33,615	29,495			33,615	29,495
Totals	$120,547	124,450	0	0	120,547	124,450

EBIT
Filtration	$7,076	9,484		201	(1)	7,076	9,685
Test	3,795	3,575				3,795	3,575
Utility Solutions Group	9,977	7,647				9,977	7,647
Corporate	(5,877)	(6,274)				(5,877)	(6,274)
Consolidated EBIT	14,971	14,432	0	201		14,971	14,633
Less: Interest expense	(195)	(692)				(195)	(692)
Less: Income tax expense	(3,948)	(4,908)				(3,948)	(4,908)
Net earnings from
Continuing Operations	$10,828	8,832	0	201		10,828	9,033

Note:	The above table is presented on a continuing operations basis.
Note:	Depreciation and amortization expense was $4.3 million and $4.0 million for the quarters ended December 31, 2014 and 2013, respectively.

(1)	Includes $0.2 million (or $0.01 per share) of restructuring charges at Crissair during the first quarter of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2014	September 30, 2014

Assets
Cash and cash equivalents	$38,609	35,131
Accounts receivable, net	87,478	105,449
Costs and estimated earnings on
long-term contracts	24,983	27,798
Inventories	101,015	94,292
Current portion of deferred tax assets	19,217	19,946
Other current assets	12,209	13,337
Total current assets	283,511	295,953
Property, plant and equipment, net	76,235	76,465
Intangible assets, net	182,994	182,063
Goodwill	281,778	282,337
Other assets	9,195	9,088
	$833,713	845,906

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	23,765	40,328
Current portion of deferred revenue	17,703	19,895
Other current liabilities	52,484	66,877
Total current liabilities	113,952	147,100
Deferred tax liabilities	77,335	77,440
Other liabilities	20,704	21,195
Long-term debt	40,000	20,000
Shareholders' equity	581,722	580,171
	$833,713	845,906

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Three Months Ended December 31, 2014
Cash flows from operating activities:
Net earnings	$10,828
Adjustments to reconcile net earnings
to net cash used by operating activities:
Depreciation and amortization	4,282
Stock compensation expense	1,255
Changes in current assets and liabilities	(15,154)
Change in deferred revenue and costs, net	(2,803)
Other	1,194
Net cash used by operating activities	(398)

Cash flows from investing activities:
Capital expenditures	(3,532)
Additions to capitalized software	(1,615)
Net cash used by investing activities	(5,147)

Cash flows from financing activities:
Proceeds from long-term debt	45,000
Principal payments on long-term debt	(25,000)
Dividends paid	(2,105)
Purchases of common stock into treasury	(6,363)
Other	(46)
Net cash provided by financing activities	11,486

Effect of exchange rate changes on cash and cash equivalents	(2,463)

Net increase in cash and cash equivalents	3,478
Cash and cash equivalents, beginning of period	35,131
Cash and cash equivalents, end of period	$38,609

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q1 FY 2015	USG	Test	Filtration	Total
Beginning Backlog - 10/1/14	$33,093	90,739	179,063	302,895
Entered Orders	27,790	60,372	64,069	152,231
Sales	(33,615)	(39,421)	(47,511)	(120,547)
Ending Backlog - 12/31/14	$27,268	111,690	195,621	334,579